FOR IMMEDIATE RELEASE	CONTACT
Kyle Stults Investor Relations (410) 740-0081 kstults@martek.com

MARTEK ANNOUNCES SECOND QUARTER 2007 FINANCIAL RESULTS

Second Quarter Highlights:

•	Record revenues of $76.7 million, 9% growth over prior year’s second quarter

•	Earnings per share of $0.15, within prior guidance range

•	Operating cash flow of nearly $13 million

•	Launch of eight new food and beverage products containing life’sDHA™

•	Multi-year, exclusive DHA supply agreements signed with Dean Foods and Breyers Yogurt

•	License agreements signed with international infant formula companies, Murray Goulburn and Arla Foods

COLUMBIA, Md., June 6, 2007 — Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the second quarter of fiscal 2007, which ended April 30, 2007. Revenues for the second quarter were $76.7 million, up 9% from $70.2 million in the second quarter of fiscal 2006. Net income was $4.9 million, or $0.15 per diluted share, compared with $5.5 million, or $0.17 per diluted share, in last year’s second quarter.

Commenting on the quarter, Chief Executive Officer Steve Dubin said, “Martek delivered another solid quarter of broad-based sales growth. We expanded our presence in the food and beverage market through agreements with Dean Foods and Breyers Yogurt and general international growth and continued to increase our penetration in the overseas infant formula market. During the quarter, eight new food and beverage and two new perinatal products containing Martek’s life’sDHA™ were launched and several new studies addressing the benefits of DHA were published. Financially, our gross margins increased for the second consecutive quarter and I expect this trend to continue for the remainder of fiscal 2007. So while Martek’s year-to-date earnings per share are currently below prior year levels, I expect Martek’s higher revenues and gross margin improvement in the second half of the year to generate full year earnings that exceed 2006 results.”

Second Quarter and Year-to-Date Revenue Summary

Product sales in the second quarter increased 11% to $72.3 million and contract manufacturing sales totaled $4.4 million. This compares with $65.2 million in product sales and $5.0 million in contract manufacturing sales a year ago. Year-to-date product sales also increased 11% to $139.0 million and year-to-date contract manufacturing sales were $7.9 million.

A breakdown of product sales by market for the second quarter and year-to-date periods are as follows (in thousands):

	Three months ended April 30,		Six months ended April 30,
	2007	2006	2007	2006
Infant formula market	$65,929	$61,850	$126,781	$118,761
Food and beverage market	1,147	235	1,868	536
Pregnancy and nursing, nutritional supplements and animal feeds	4,176	2,159	8,149	4,581
Other non-nutritionals	1,084	966	2,250	1,829
Total product sales	$72,336	$65,210	$139,048	$125,707

The increase in product sales reflects continued strong demand from Martek’s U.S. and international infant formula customers, the launch of new and growth of existing food and beverage products containing life’sDHA™ and the Company’s increased penetration into the pregnancy and nursing and nutritional supplements markets.

New products launched during the second quarter co-branded with the Martek life’sDHA™ logo include:

Food and Beverage Products

•	WhiteWave Foods’ Silk® Plus Omega-3 DHA Soymilk with life’sDHA™

•	Odwalla’s Soy Smart™ beverage with Martek’s life’sDHA™ (new flavors launched)

•	ZenSoy’s Soy on the Go Soymilk with life’sDHA™

•	FoodTech International’s Veggie Patch™ All Natural California Veggie Burgers with life’sDHA™

•	NuGo Nutrition’s NuGo Organic™ snack bars featuring life’sDHA™ (new flavors launched)

•	Fuji Food Products’ Fujisan sushi products containing life’sDHA™

•	Parmalat Australia’s Vaalia My First Yoghurt with life’sDHA™

•	Danone S.A.’s Danonino Petit Genio children’s drinkable yogurt with life’sDHA™

Pregnancy and Nursing Products

•	Everett Laboratories’ Vitafol® -OB+DHA with life’sDHA™

•	Mission Pharmacal’s Citracal® Prenatal 90 + DHA with life’sDHA™

Gross Margin and Operating Expenses

Martek’s gross margin for the second quarter of fiscal 2007 was 34.8%, which represents the second straight quarter of margin improvement, up from 33.7% for the fourth quarter of fiscal 2006 and 34.0% for the first quarter of fiscal 2007. The gross margin in last year’s second quarter was 36.9%. The gross margin percentage for the second quarter of fiscal 2007, as well as for all prior periods noted, includes the impact of the Company’s previously announced revision to its accounting policy surrounding depreciation on assets held for future use.

On a year-over-year basis, gross margins were negatively affected by lower-than-expected contract manufacturing margins (4% in the second quarter) and ARA cost increases in 2006 which impacted margins in the second quarter of fiscal 2007 due to the Company’s “first-in first-out” accounting for inventory. On a sequential quarter basis, gross margins improved as Martek began realizing the benefits of the 2007 ARA cost reduction while continuing to benefit from the economies of scale and margin gains derived from the October 2006 plant restructuring and production consolidation. As discussed below, the Company expects the reduction in ARA purchase costs to generate further improvement to gross margins in the second half of fiscal 2007.

Research and development expenses in the second quarter were $6.3 million, unchanged from the prior year. The Company’s research and development efforts continue to focus on developing new food and beverage applications for life’sDHA™, broadening the scientific evidence supporting the benefits of life’sDHA™ throughout life, improving manufacturing processes and developing new products to expand market offerings.

Selling, general and administrative expenses increased to $11.6 million in the second quarter of fiscal 2007 compared to $10.3 million in last year’s second quarter. The increase was primarily attributable to costs associated with the Company’s efforts to accelerate its penetration into non-infant formula markets by expanding its sales force and increasing investments in marketing and public relations.

Liquidity

For the six months ended April 30, 2007, the Company generated $7.8 million of cash from operating activities with the second quarter contributing nearly $13 million to this six month net total. The second quarter’s cash generation resulted mainly from the Company’s earnings as well as a $2 million reduction in inventories held during the quarter. Martek expects its inventory levels to drop slightly over the last six months of fiscal 2007. Based on projected sales and inventory levels, the Company expects that by year-end 2007, “days sales in inventory” will have declined by greater than 10% as compared to year-end 2006.

At the end of the quarter, Martek had $20.1 million in cash and had $104 million available under its long-term revolving credit facility. The outstanding balance on the Company’s credit facility was $31 million at quarter-end, a reduction of $5 million since the beginning of the fiscal 2007.

Other Highlights

•	New Food and Beverage License and Supply Agreements

•	In March 2007, Martek entered into a new multi-year agreement with Dean Foods Company (Dean) under which Dean and all of its subsidiaries, including WhiteWave Foods Company (WhiteWave), have agreed to purchase, subject to certain limited exceptions, all of their DHA omega-3 needs from Martek for their products in the United States and other designated territories. Under the new agreement, WhiteWave expects to launch Horizon Organic® milk and Rachel’s® natural yogurt containing life’sDHA™ in the third quarter of this year.

•	In April 2007, Martek entered a multi-year agreement with Breyers Yogurt Company (Breyers), a wholly-owned subsidiary of Healthy Food Holdings, under which Breyers has agreed to purchase, subject to certain limited exceptions, all of its DHA omega-3 needs from Martek for products in the United States and other designated territories.

•	New Infant Formula License and Supply Agreements

•	In March 2007, Arla Foods, Europe’s second largest dairy company, signed a license and supply agreement for use of Martek’s DHA and ARA oils in infant formula products in certain markets.

•	In March 2007, Martek entered into an agreement with Murray Goulburn Co-Operative Co. Limited, Australia’s largest processor of milk and exporter of processed food, under which Martek will be the exclusive ARA supplier for all Murray Goulburn infant formula products sold in China.

•	New European ARA Infant Formula Patent – In April 2007, the European Patent Office (EPO) granted another patent to Martek for arachidonic acid (ARA) oil made from Martek’s microbial source for use in infant formula. The newly granted divisional patent strengthens Martek’s intellectual property position by providing commercially significant protection through January 22, 2012. In light of this newly granted divisional patent, the Company withdrew the appeal it had previously filed related to its original European ARA patent for infant formula that was upheld with narrowed claims by the EPO in April 2005.

•	New Data Published on Benefits of DHA – Several studies using Martek’s DHA and discussing the benefits of DHA supplementation were recently published, including:

•	An independent study published in The Journal of Nutrition (April 2007) assessed the effects of low-dose DHA on blood pressure in healthy men and women from the United Kingdom. Compared with placebo, supplementation with Martek’s life’sDHA™ (0.7 g/day for 3 months) significantly reduced diastolic blood pressure by 3.3 mm Hg.

•	A study published in The Journal of Neuroscience (April 2007) used a transgenic mouse model of Alzheimer’s disease to show that supplementation with DHA reduced the accumulation of both amyloid-beta and tau, two indicators of the disease in humans. This study used Martek’s DHA oils and funding for the study was provided by Martek.

•	The results of a study, which were presented in March 2007 at the American College of Cardiology 56th Annual Scientific Session, showed that supplementation with 2g of Martek DHA for six weeks reduced triglycerides by nearly 20%, reduced pulse rate by 5 beats per minute and reduced diastolic blood pressure by 4 mm Hg. The study was conducted in men and women with hypertriglyceridemia who were already taking statin medications for the reduction of cholesterol. This study used Martek oils and funding for this study was provided by Martek.

Management Outlook

For the third quarter of fiscal 2007, Martek expects total revenues to be between $77 million and $80 million, which includes projected non-infant formula nutritional revenue of between $6.0 million and $7.0 million (an approximate 20% increase over second quarter amounts). Net income is expected to be between $5.7 million and $6.7 million, and diluted earnings per share are projected to be between $0.18 and $0.21.

Third quarter gross margin is expected to be between 35.5% and 37% with this improvement from the second quarter due largely to the sale of lower cost ARA. The lower cost ARA is expected to further benefit the Company’s fourth quarter gross margin, which is projected to be approximately 38%.

The Company is reaffirming its previous guidance that fiscal 2007 non-infant formula nutritional sales are expected to be between $22 million and $26 million, up significantly from $12 million in fiscal 2006. Including this non-infant formula nutritional revenue, the Company expects total fiscal 2007 revenue of between $301 million and $306 million. Revenue for the fourth quarter is forecasted to be near third quarter projected levels. Consistent with prior years, these fourth quarter revenues reflect expected periodic fluctuations in ordering by the Company’s large infant formula customers believed to be the result of the timing of production campaigns, plant maintenance shutdowns and other matters. Based on projected revenues and the anticipated gross margin improvement described above, the Company expects to achieve improvement in overall profitability in fiscal 2007 as compared with fiscal 2006. Specifically, Martek expects net income for fiscal 2007 to be between $20 million and $21.5 million and diluted earnings per share to be between $0.62 and $0.66.

Investor Conference Call Webcast

Martek will host a conference call and Webcast for investors to review its second quarter results and fiscal 2007 outlook at 4:45 p.m. Eastern Time on Wednesday, June 6, 2007. Access to the live audit Webcast is available through Martek’s website at http://investors.martek.com. The webcast will be available for replay through the close of business on July 6, 2007.

General

Sections of this release contain forward-looking statements concerning, among other things: (1) Martek’s expectations regarding future revenue growth in and customer demand from the infant formula, pregnancy and nursing, nutritional supplements and food and beverage markets; (2) its expectations regarding cash flows from operations and changes in inventory levels during fiscal 2007; (3) its statements regarding specific revenue, gross margin and income expectations for the third quarter of fiscal 2007 and the full fiscal year; (4) its expectations regarding 2007 ARA purchase costs; (5) its expectations regarding the effect of ARA costs and the plant restructuring on gross profit margins in fiscal 2007; and (6) its expectations regarding launches by customers of products containing Martek’s life’sDHA™. Furthermore, although the Company anticipates growth in annual sales and profitability, Martek’s operating results are subject to quarter-to-quarter fluctuations, some of which may be significant. The forward-looking statements noted above are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors and cautionary statements set forth herein and in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A of the Company’s Form 10-K/A for the fiscal year ended October 31, 2006 and other filed reports on Form 10-K, Form 10-Q, Form 10-Q/A and Form 8-K.

About Martek

Martek Biosciences Corporation (NASDAQ:MATK) is a leader in the innovation and development of omega-3 DHA products that promote health and wellness through every stage of life. The Company produces life’sDHA™, a vegetarian source of the omega-3 fatty acid DHA (docosahexaenoic acid), for use in foods, infant formula and supplements, and life’sARA™ (arachidonic acid), an omega-6 fatty acid, for use in infant formula. For more information on Martek Biosciences, visit www.martek.com.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited — $ in thousands, except share and per share data)

Condensed Consolidated Statements of Income Data

	Three months ended April 30,		Six months ended April 30,
	2007	2006	2007	2006
Revenues:
Product sales	$72,336	$65,210	$139,048	$125,707
Contract manufacturing sales	4,350	5,008	7,899	7,403

Total revenues	76,686	70,218	146,947	133,110

Cost of revenues:
Cost of product sales, including idle capacity costs	45,817	39,516	88,786	76,966
Cost of contract manufacturing sales	4,192	4,777	7,615	6,816

Total cost of revenues	50,009	44,293	96,401	83,782

Gross margin	26,677	25,925	50,546	49,328

Operating expenses:
Research and development	6,261	6,258	12,427	11,738
Selling, general and administrative	11,633	10,270	23,587	20,137
Restructuring charge	83	—	601	—
Other operating expenses	623	435	1,096	476

Total operating expenses	18,600	16,963	37,711	32,351

Income from operations	8,077	8,962	12,835	16,977
Interest and other, net	(433)	(380)	(874)	(881)

Income before income tax provision	7,644	8,582	11,961	16,096
Income tax provision	2,775	3,131	4,342	5,875

Net income	$4,869	$5,451	$7,619	$10,221

Basic earnings per share	$0.15	$0.17	$0.24	$0.32

Diluted earnings per share	$0.15	$0.17	$0.23	$0.31

Shares used in computing basic earnings per share	32,238,572	32,099,288	32,209,187	32,077,250
Shares used in computing diluted earnings per share	32,441,657	32,605,494	32,429,595	32,481,844

Condensed Consolidated Balance Sheets Data

	April 30,	October 31,
	2007	2006
Assets:
Cash, cash equivalents and short-term investments	$20,118	$26,828
Accounts receivable, net	37,463	32,746
Inventories, net	116,686	112,320
Other current assets	7,240	10,074
Property, plant and equipment, net	283,762	286,922
Long-term deferred tax asset	37,912	41,619
Goodwill and other, net	86,976	87,464

Total assets	$590,157	$597,973

Liabilities and stockholders’ equity:
Current liabilities	$36,219	$49,786
Non-current liabilities	50,523	55,612
Stockholders' equity	503,415	492,575

Total liabilities and stockholders’ equity	$590,157	$597,973

Condensed Consolidated Cash Flow Data

	Six months ended April 30,
	2007	2006
Operating activities:
Net income	$7,619	$10,221
Non-cash items	18,392	18,406
Changes in operating assets and liabilities, net	(18,221)	(16,746)

Net cash provided by operating activities	7,790	11,881

Investing activities:
Expenditures for property, plant and equipment	(3,059)	(4,631)
Lease repurchase and other investing activities, net	(7,839)	(3,035)

Net cash used in investing activities	(10,898)	(7,666)

Financing activities:
Repayments of notes payable and other long-term obligations, net	(505)	(2,505)
Repayments under revolving credit facility, net	(5,000)	(12,000)
Proceeds from stock option exercises and other, net	1,903	2,513

Net cash used in financing activities	(3,602)	(11,992)

Net change in cash, cash equivalents and short-term investments	(6,710)	(7,777)
Cash, cash equivalents and short-term investments, beginning of period	26,828	33,347

Cash, cash equivalents and short-term investments, end of period	$20,118	$25,570